Exhibit 99.1

PRIVILEGED AND CONFIDENTIAL

CANO HEALTH ANNOUNCES SUCCESSFUL EMERGENCE FROM CHAPTER 11

Exits Court-Supervised Restructuring Process with Significantly Deleveraged Balance Sheet and New Financing to Support Operations

On Track to Achieve $290 million of Annualized Cost Reductions by the End of 2024

MIAMI, FL [June 28, 2024] — Cano Health, Inc. (“Cano Health” or the “Company”), a leading value-based primary care provider and population health company, announced today it successfully emerged from Chapter 11 as a reorganized private company with a significantly improved capital structure and optimized operations focused on providing quality patient care within the Florida market.

Cano Health’s Plan of Reorganization (the “Plan”) was confirmed by the U.S. Bankruptcy Court for the District of Delaware on June 28, 2024 with the support of the Company’s key stakeholders, including its secured and unsecured creditors and key business partners.

The Company has significantly reduced its debt obligations, converting more than $1 billion of prepetition funded debt into a combination of common stock and warrants. As part of the restructuring, the Company’s existing investors also committed more than $200 million in new capital to support Cano Health’s go-forward business plan.

Over the past nine months, the Company’s management team has taken significant steps to strengthen its operational and financial performance and position the Company for long-term success. To date, Cano Health has successfully streamlined the Company’s portfolio of assets, including by exiting underperforming expansion markets and pruning its medical center portfolio to focus on specific Florida markets. Cano Health has achieved over $270 million in cost reductions and productivity improvements. The Company is performing favorably against its previously announced CY 2024 $290 million cost reduction goal.

Mark Kent, CEO of Cano Health, said, “This has been a transformative year, and the successful conclusion of our court-supervised restructuring has put Cano Health in an excellent position for the future. We are moving forward with incredibly strong physician partnerships and an improved medical center portfolio. Cano Health has the proper resources to focus on what matters most – treating our patients with the same level of care and attention as we would our own families.”

“We are taking a disciplined and strategic approach to our growth over the next few years, with the primary goal of improving services for patients within our existing Florida footprint, which now consists of 80 locations. We are already seeing encouraging results across our improved platform, and I am immensely proud of our associates for their continued dedication to our patients throughout this process. Despite the challenges we have faced as an organization, we have emerged as a stronger and more focused company with a bright future.”

Cano Health is also announcing certain changes to its board. The Company is pleased to announce that Alan Wheatley will be joining the board as Executive Chairman. Mr. Wheatley brings more than 30 years of healthcare experience to Cano Health, running Medicare and Medicaid programs at Humana for much of the last 15 years. He has been a leader in innovating, organizing and operating value-based care relationships for decades. Mr. Wheatley will work alongside board members Mark Kent and Eric Hsiao of Nut Tree Capital Management, LP.

PRIVILEGED AND CONFIDENTIAL

About Cano Health

Cano Health is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care. Founded in 2009, with its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves through its primary care medical centers and supporting affiliated providers. For more information, visit canohealth.com or mediarelations@canohealth.com.

Forward Looking Statements

This press release includes “forward-looking statements” which can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding [the achievement of cost reductions and operational and financial performance]. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Media contacts

Kekst CNC

Ruth Pachman / Nick Capuano

ruth.pachman@kekstcnc.com / nicholas.capuano@kekstcnc.com

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